CERTIFICATE OF THE DESIGNATIONS, POWERS
PREFERENCES AND RIGHTS
OF THE
SERIES A SUPER VOTING PREFERRED STOCK
($0.001 PAR VALUE PER SHARE)
OF
CLASSIC RULES JUDO CHAMPIONSHIPS, INC.

A DELAWARE CORPORATION

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PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

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Classic Rules Judo Championships, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by the Certificate of Incorporation of, and pursuant to the provisions of SECTION 151 of the Delaware General Corporation Law, there hereby is created out of the fifty million (50,000,000) shares of Preferred Stock authorized in the Certificate of Incorporation (the “Preferred Stock”), a Series of the Preferred Stock consisting of Five Hundred Thousand (500,000) shares, $0.001 par value per share, to be designated “Series A Super Voting Preferred Stock,” and to that end the Board adopted a resolution providing for the designation, powers, preferences and rights, and the qualifications, limitations and restrictions, of the Series A Super Voting Preferred Stock, which resolution is as follows:

RESOLVED, that the Certificate of the Designations, Powers, Preferences and Rights of the Series A Super Voting Preferred Stock (“Certificate of Designation”) be and is hereby authorized and approved, which Certificate of Designation shall be filed with the Delaware Secretary of State in the form as follows:

1.           DESIGNATIONS AND AMOUNT.          Five Hundred Thousand (500,000) shares of the Preferred Stock of the Company, $0.001 par value per share, shall constitute a class of Preferred Stock designated as “Series A Super Voting Preferred Stock” (the “Series A Stock”) with a face value of $0.001 per share (the “Face Amount”). The Holder will be issued shares of the Series A Stock in denominations of not less than 100 shares. After the initial issuance of shares of Series A Stock, no additional shares of Series A Stock may be issued by the Company except as provided herein.

(a)           NO REISSUANCE OF SERIES A STOCK.          The Certificate of Incorporation of the Company may be appropriately amended from time to time to effect the corresponding reduction in the Company’s authorized capital stock.

(b)           In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series A Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(c)           The Company shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Company ; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Stock in respect of which such shares are being issued.

2.           RANK.            Except as specifically provided below, the Series A Stock shall, with respect to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution, rank senior to (i) all classes of Common Stock, $0.001 par value per share, of the Company (the “Common Stock”) and (ii) any class or series of capital stock of the Company hereafter created (unless, with the consent of the Holder(s) of Series A Stock).

3.           LIQUIDATION PREFERENCE

(a)           If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up (a “Liquidation Event”), no distribution shall be made to the Holders of any shares of capital stock of the Company (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders of shares of Series A Stock shall have received the Liquidation Preference with respect to each share.

(b)           The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation nor merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

(c)           The “Liquidation Preference” with respect to a share of Series A Stock means an amount equal to the Face Amount thereof. The Liquidation Preference with respect to any other security shall be as set forth in the Certificate of Designation filed in respect thereof.

4.           DIVIDENDS.            The holders of shares of Series A Stock shall not be entitled to receive dividends with respect thereto (“Preferred Dividends”) if, as and when declared by the Board of Directors of the Company (the “Board”) out of assets of the Company legally available for payment thereof.

5.           VOTING RIGHTS.

(a)           The Holders of the Series A Stock have Super Voting Rights of 200 votes per share as provided by the Delaware General Corporation Law (the “Business Corporation Law”), in this SECTION 6 and in SECTION 7 below.

To the extent that under the Business Corporation Law the vote of the Holders of the Series A Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series A Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Stock (except as otherwise may be required under the Business Corporation Law) shall constitute the approval of such action by the class. To the extent that under the Business Corporation Law Holders of the Series A Stock are entitled to vote on a matter with Holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to 200 votes for every one vote a share of common stock is entitled.

6.           PROTECTION PROVISIONS

So long as any shares of Series A Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Law) of the Holders of at least a majority of the then outstanding shares of Series A Stock:

(a)           alter or change the rights, preferences or privileges of the Series A Stock;

(b)           alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series A Stock;

(c)           create any new class or series of capital stock having a preference over the Series A Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company (as previously defined, “Senior Securities”);

(d)           create any new class or series of capital stock ranking pari passu with the Series A Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company (as previously defined, “Pari Passu Securities”);

(e)           increase the authorized number of shares of Series A Stock;

(f)           issue any additional shares of Senior Securities; or

If Holders of at least a majority of the then outstanding shares of Series A Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Stock pursuant to subsection (a) above, then the Company shall deliver notice of such approved change to the Holders of the Series A Stock that did not agree to such alteration or change (the “Dissenting Holders”) and the Dissenting Holders shall have the right, for a period of thirty (30) days, to convert pursuant to the terms of this Certificate of Designation as they existed prior to such alteration or change or to continue to hold their shares of Series A Stock.

7.           MERGER, CONSOLIDATION, ETC.

(a)           If at any time or from time to time there shall be (i) a merger, or consolidation of the Company with or into another corporation, (ii) the sale of all or substantially all of the Company’s capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the Company shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or Series of transactions by the Company in which in excess of 50 percent of the Company’s voting power is transferred (each, a “Reorganization”), then as a part of such Reorganization, provision shall be made so that the holders of the Series A Stock shall thereafter be entitled to receive upon conversion of the Series A Stock the same kind and amount of stock or other securities or property (including cash) of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series A Stock immediately prior to the effective time of such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this SECTION 8 to the end that the provisions of this SECTION 8 (including adjustment of the Conversion Value then in effect and the number of shares of Common Stock or other securities issuable upon conversion of such shares of Series A Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(b)           The provisions of this SECTION 7 are in addition to and not in lieu of the provisions of SECTION 5 hereof.

8.           NO IMPAIRMENT.               The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Stock against impairment.

9.           LOST OR STOLEN CERTIFICATES.              Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

IN WITNESS WHEREOF, Classic Rules Judo Championships, Inc. has caused this Certificate of Designation to be executed this May  9, 2014.

Classic Rules Judo Championships, Inc.

By:          /s/ Craig Burton
Craig Burton, Secretary